Exhibit 99.2

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

Condensed Consolidated Financial Statements (unaudited)

for the Quarterly Period Ended June 30, 2014

Table of Contents

Pages
Condensed Consolidated Financial Statements

Independent Auditors’ Review Report	3-4

Condensed Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013 (unaudited)	5

Condensed Consolidated Statements of Income and Comprehensive Income for the three months ended June 30, 2014 and 2013 (unaudited)	6

Condensed Consolidated Statements of Income and Comprehensive Income for the six months ended June 30, 2014 and 2013 (unaudited)	7

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2014 and 2013 (unaudited)	8

Notes to Condensed Consolidated Financial Statements (unaudited)	9-22

Deloitte & Touche LLP Certified public Accountants 333 Southeast Second Avenue Suite 3600 Miami, FL 33131 USA Tel: +1 305 372 3100 Fax: + 1 305 372 3160 www.deloitte.com

INDEPENDENT AUDITORS’ REVIEW REPORT

To the Board of Directors and Members of

Sunbeam Holdings, L.P.

Sunrise, Florida

We have reviewed the accompanying condensed consolidated balance sheet of Sunbeam Holdings, L.P. and its subsidiaries (the “Company”) as of June 30, 2014, and the related condensed consolidated statements of income and comprehensive income for the three- and six-months periods ended June 30, 2014 and 2013, and of cash flows for the six-month periods ended June 30, 2014 and 2013 (the “interim financial information”).

Management’s Responsibility for the Interim Financial Information

The Company’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditors’ Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the interim financial information referred to above for it to be in accordance with accounting principles generally accepted in the United States of America.

Report on Condensed Consolidated Balance Sheet as of December 31, 2013

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of the Company as of December 31, 2013, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated March 31, 2014 (May 13, 2014 as to the

Member of Deloitte Touche Tohmatsu Limited
3

presentation of the consolidated statement of equity as discussed in Note 1 and the disclosure of reportable segments as disclosed in Note 20). In our opinion, the accompanying condensed consolidated balance sheet of the Company as of December 31, 2013, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

September 2, 2014

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands, except share data)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$98,608	$100,562
Restricted cash	28,030	14,270
Restricted marketable securities	—	4,231
Accounts receivable, net of allowances of $16.3 million and $20.1 million as of June 30, 2014 and December 31, 2013, respectively	131,121	130,541
Deferred taxes	10,428	13,902
Other current assets	36,485	23,655

Total current assets	304,672	287,161
Property and equipment, net	29,537	29,462
Goodwill	903,121	881,023
Other intangible assets, net	531,840	512,299
Other assets	49,112	22,427

Total assets	$1,818,282	$1,732,372

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8,270	$8,270
Accounts payable	954	1,168
Accrued salaries and benefits	71,196	70,178
Accrued professional liabilities	13,609	11,895
Other current liabilities	31,980	23,019

Total current liabilities	126,009	114,530
Long-term debt, net of current portion	1,201,001	1,135,022
Deferred taxes	170,557	174,803
Accrued professional liabilities	52,226	48,501
Other long-term liabilities	10,703	10,784

Total liabilities	1,560,496	1,483,640

Commitments and contingencies (Note 15)

Equity:
General Partner	1	1
Class A Units, 416,563 authorized and issued as of June 30, 2014 and December 31, 2013	218,214	210,155
Class B Units, 86,391 authorized and 87,155 issued as of June 30, 2014 and December 31, 2013	12,666	11,968
Class D Units, 38,475 and 30,275 authorized and issued as of June 30, 2014 and December 31, 2013	—	—
Accumulated other comprehensive income, net of tax	—	2

Total members’ equity	230,881	222,126
Noncontrolling interests	26,905	26,606

Total equity	257,786	248,732

Total liabilities and equity	$1,818,282	$1,732,372

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(unaudited) (in thousands)

	For the Three Months Ended June 30,
	2014	2013
Revenue, net of contractual discounts	$278,834	$240,037
Provision for uncollectibles	(12,556)	(13,562)

Net revenue	266,278	226,475

Operating expenses:
Practice personnel expenses	185,687	159,782
Other practice expenses	15,940	14,327
General and administrative	27,335	15,906
Depreciation and amortization	10,116	8,951

Income from operations	27,200	27,509

Interest expense, net	19,291	11,742
Other (income) expense, net	(54)	1

Income before income taxes and noncontrolling interests	7,963	15,766

Provision for income taxes	3,666	8,283

Net income before unconsolidated joint ventures	4,297	7,483
Net income from unconsolidated joint ventures	2,117	—

Net income	6,414	7,483

Net income attributable to noncontrolling interests	(703)	(856)

Net income attributable to Sunbeam Holdings, L.P. and subsidiaries’ limited partners	$5,711	$6,627

Net income	$6,414	$7,483
Other comprehensive income, net of taxes:
Net change in fair value of investments, net of taxes	—	(1)

Total comprehensive income	6,414	7,482

Less: Comprehensive income attributable to noncontrolling interests	(703)	(856)

Comprehensive income attributable to Sunbeam Holdings, L.P. and subsidiaries’ limited partners	$5,711	$6,626

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(unaudited) (in thousands)

	For the Six Months Ended June 30,
	2014	2013
Revenue, net of contractual discounts	$542,292	$469,663
Provision for uncollectibles	(25,192)	(26,512)

Net revenue	517,100	443,151

Operating expenses:
Practice personnel expenses	365,196	317,436
Other practice expenses	33,231	30,157
General and administrative	49,696	31,348
Depreciation and amortization	20,004	17,694

Income from operations	48,973	46,516

Interest expense, net	38,308	23,748
Loss on extinguishment of debt	—	4,390
Other (income) expense, net	(42)	1

Income before income taxes and noncontrolling interests	10,707	18,377

Provision for income taxes	4,804	9,655

Net income before unconsolidated joint ventures	5,903	8,722
Net income from unconsolidated joint ventures	1,685	—

Net income	7,588	8,722

Net income attributable to noncontrolling interests	(1,338)	(1,773)

Net income attributable to Sunbeam Holdings, L.P. and subsidiaries’ limited partners	$6,250	$6,949

Net income	$7,588	$8,722
Other comprehensive income, net of taxes:
Net change in fair value of investments, net of taxes	—	2

Total comprehensive income	7,588	8,724

Less: Comprehensive income attributable to noncontrolling interests	(1,338)	(1,773)

Comprehensive income attributable to Sunbeam Holdings, L.P. and subsidiaries’ limited partners	$6,250	$6,951

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$7,588	$8,722
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	14,362	12,983
Non-cash interest expense - debt	2,599	2,472
Depreciation	5,642	4,711
Loss on disposal of fixed assets	—	12
Net income from unconsolidated joint ventures	(1,685)	—
Loss on divestiture	1,817	—
Loss on extinguishment of debt	—	4,390
Transaction Costs	1,560	—
Provision for uncollectibles	25,194	26,512
Equity-based compensation expense	2,587	1,659
(Benefit) provision for deferred income taxes	(772)	1,039
Changes in operating assets and liabilities:
Accounts receivable	(16,359)	(38,155)
Other current assets	(9,347)	(1,630)
Other assets	(174)	14
Accounts payable	(378)	(525)
Accrued professional liabilities	691	1,089
Other accrued expenses	2,286	(1,778)

Net cash provided by operating activities	35,611	21,515

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(80,379)	(6,720)
Purchases of marketable securities	(1,494)	(3,486)
Maturities of marketable securities	5,728	5,479
Change in restricted cash	(13,760)	(1,837)
Capital expenditures	(5,457)	(3,855)
Investments in joint ventures	(5,421)	—

Net cash used in investing activities	(100,783)	(10,419)

Cash flows from financing activities:
Borrowings of debt	70,000	672,000
Debt issuance costs	(350)	(9,612)
Repayment of debt	(4,136)	(600,360)
Transaction Costs	(1,174)	—
Redemption of units	(82)	(398)
Distributions to noncontrolling interests	(1,040)	(1,604)
Distributions to members	—	(9,232)

Net cash provided by financing activities	63,218	50,794

(Decrease) increase in cash and cash equivalents	(1,954)	61,890
Cash and cash equivalents:
Beginning of year	100,562	64,636

End of period	$98,608	$126,526

Supplemental cash flow information:
Interest paid	$37,340	$21,010
Taxes paid	6,824	11,111

Supplemental disclosure for noncash transactions:
Fair value of joint venture interests acquired (Note 2)	$23,285	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(1) Organization

Sunbeam Holdings, L.P. and its subsidiaries (the “Company”), which operate under the name Sheridan, is a national provider of multi-specialty physician services to hospitals, ambulatory surgery centers and other healthcare facilities. The Company focuses on delivering comprehensive physician services, primarily in the areas of anesthesiology, children’s services, radiology and emergency medicine to healthcare facilities. The Company’s contracts with healthcare facilities authorize it to bill and collect charges for fee for service medical services rendered by the Company’s healthcare professionals and employees in exchange for the provision of services to the patients of these facilities. Contract revenue is earned directly from the Company’s hospital customers through a variety of payment arrangements that are established when payments from third-party payors are inadequate to support the costs of providing the services required under the contract. The Company also provides physician services and manages office-based practices in the areas of gynecology, obstetrics and perinatology.

On July 16, 2014, the Company completed a merger with AmSurg Corp. (See Note 20, Subsequent Events, for further information.)

(2) Basis of Presentation

Principles of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal and recurring nature. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated audited financial statements and notes thereto as of and for the year ended December 31, 2013. Interim results for the three and six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2014. The preparation of the financial statements in conformity with GAAP requires management to makes estimates and assumptions that affect the amounts reported in the accompanying condensed consolidated financial statements and notes. Actual results could differ from those estimates.

The interim condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries along with the accounts of the affiliated professional corporations (“PC“s) with which the Company currently has specific management arrangements. The Company’s agreements with these PCs provide that the term of the arrangements are permanent, subject only to termination by the Company, except in the case of gross negligence, fraud or bankruptcy of the Company. These arrangements are captive in nature as a majority of the outstanding voting equity instruments of the PCs are owned by nominee shareholders appointed at the sole discretion of the Company. The Company has a contractual right to transfer the ownership of the PCs at any time to any person it designates as the nominee shareholder. The Company has the right to receive income, both as ongoing fees and as proceeds from the sale of its interest in the PCs, in an amount that fluctuates based on the performance of the PC and the change in the fair value of the Company’s interest in the PC. The Company has exclusive responsibility for the provision of all non-medical services required for the day-to-day operation and management of the PCs and establishes the guidelines for the employment and compensation of the physicians. In addition, the agreements provide that the Company has the right, but not the obligation, to purchase, or to designate a person(s) to purchase, the stock of the PCs for a nominal amount. Separately, in its sole discretion, the Company has the right to assign its interest in the agreements. Based upon the provisions of these agreements, the Company has determined that the PCs are variable interest entities and that the Company is the primary beneficiary as defined in the accounting guidance for consolidation.

The Company also consolidates a variable interest entity (“VIE”) for which the Company is deemed the primary beneficiary; however, the assets are owned by, and the liabilities are obligations of this VIE, not the Company. This VIE is not a guarantor of the Company’s debts. As of June 30, 2014 and December 31, 2013, the total assets included in the Company’s consolidated balance sheets relating to this VIE were approximately $3.4 million and $3.7 million, respectively, which excludes goodwill and intercompany balances.

All intercompany and interaffiliate accounts and transactions have been eliminated.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(2) Basis of Presentation (continued)

Investment in Joint Venture

The Company’s joint venture (“JV”) with a subsidiary of HCA Holdings, Inc. (“HCA”) commenced operations in February 2014. The JV was formed to provide hospital-based physician services to HCA affiliates. The Company owns 51% of the JV, and, under the terms of the limited liability and related agreements, the Company earns billing and management fees and earnings distributions, and has no material obligations or guarantees related to the JV. The Company determined that the JV is a VIE due to the Company’s equity interest, billing and management fees, and earnings distributions; however, it is not the primary beneficiary of the JV as it does not have the power to direct the activities that most significantly impact the JV’S economic performance due to shared control with HCA. Therefore, the Company has accounted for its investment in the JV under the equity method of accounting.

On February 1, 2014, the Company contributed eight sites of service to the JV and accounted for the contribution of the eight sites of service in accordance with Accounting Standards Codification (“ASC”) 810, “Deconsolidation of a subsidiary or derecognition of a group of assets.” Accordingly, the Company deconsolidated the eight sites of service with a carrying amount of approximately $11.8 million, comprised of goodwill and other intangible assets. The Company recorded a $10.0 million investment in the JV equal to the fair value of the Company’s retained investment in the assets contributed. The Company recorded a loss on the divestiture of $1.8 million in the first quarter of 2014, which is included in general and administrative expenses in the accompanying condensed consolidated statements of income and comprehensive income. The loss on divestiture is the difference between the fair value of the Company’s retained interest in the practices contributed to the JV and the carrying amount of the assets contributed to the JV.

On May 1, 2014, the Company contributed an additional four sites of service to the JV and accounted for the contribution in the same manner as described above. The Company deconsolidated the four sites of service with a carrying amount of approximately $11.4 million, comprised of goodwill and intangibles assets. The fair value of the Company’s retained investment in the assets contributed approximated the carrying amount of the contribution.

The Company also contributed approximately $4.8 million of cash to the JV during the six months ended June 30, 2014. As of June 30, 2014, the Company’s investment in the JV totaled approximately $28.3 million, which has been recorded in other assets in the accompanying condensed consolidated balance sheets.

The Company has recorded its participation on the JV’s earnings of $2.0 million as net income from unconsolidated joint ventures on the accompanying condensed statement of income and comprehensive income for the six months ended June 30, 2014. In addition, the Company earned a base management fee of $1.7 million as well as billing fees of $1.2 million during the six months ended June 30, 2014 and included in revenue net of contractual discounts on the accompanying condensed statement of income and comprehensive income.

Finally, the Company had made payments on behalf of the JV for certain operating expenses and has recorded a receivable from the JV that amounted to $2.6 million as of June 30, 2014. This receivable is included in other current assets in the accompanying balance sheets.

Recent Accounting Pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASUs”) to the FASB’s ASC. The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s consolidated financial position and results of operations.

In June 2014, FASB issued ASU No. 2014-12, “Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” This ASU was issued in response to stock compensation awards tied to profit targets where the vesting conditions permit the employees to leave the company before the performance targets are reached but still receive the awards. With the amendment, the FASB requires that the performance target be treated as a performance condition as described in ASC 718-10-30, “Compensation - Stock Compensation - Overall - Initial Measurement,” (formerly SFAS No. 123(R)). Therefore, the performance target should not be reflected in estimating the grant-date fair value of the award. The guidance is effective for interim and annual periods, beginning after December 15, 2015. Early adoption is permitted. This pronouncement may be adopted either prospectively for share-based payment awards granted or modified on or after the effective date, or retrospectively for all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements. The Company is currently in the process of assessing the impact of this guidance on its consolidated financial statements.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(2) Basis of Presentation (continued)

Recent Accounting Pronouncements (continued)

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC 605, “Revenue Recognition”. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments, and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 using one of two retrospective application methods. The Company is currently assessing the impact of this guidance on its condensed consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” This ASU amends the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments require expanded disclosures for discontinued operations that would provide users of financial statements with more information about the assets, liabilities, revenues, and expenses of discontinued operations and disclosure of the pretax profit or loss of individually significant components of an entity that do not qualify for discontinued operations reporting. The guidance is to be applied prospectively to all disposals (or classifications as held for sale) of components of an entity and all businesses or nonprofit activities that, on acquisition, are classified as held for sale that occur within fiscal years, and interim periods within those years, beginning after December 15, 2014. The Company did not have significant disposals that meet the definition of discontinued operations under this pronouncement for the quarter ended June 30, 2013.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This ASU requires an entity to present its unrecognized tax benefits net of its deferred tax assets when settlement in this manner is available under the tax law, which would be based on facts and circumstances as of the balance sheet reporting date and would not consider future events. Gross presentation in the notes to the financial statements is required. The guidance is applicable on a prospective basis to all unrecognized tax benefits that exist at the effective date, with the option to apply it retrospectively. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The Company is currently assessing the impact of this guidance on its condensed consolidated financial statements.

(3) Restricted Cash and Marketable Securities

In accordance with the provisions of a reinsurance agreement between the Company and a third-party insurer, acting as a fronting agent, the Company is required to collateralize the fronting agent’s exposure. The fronting agent’s exposure was collateralized by a trust at June 30, 2014 and December 31, 2013. At June 30, 2014 and December 31, 2013, the cash balances restricted under such arrangement were $28.0 million and $14.3 million, respectively. All outstanding marketable securities restricted under such arrangement matured during June 2014 and there was no balance at June 30, 2014. Total marketable securities as of December 31, 2013 were $4.2 million. Such amounts are classified as current assets based upon the maturity of the respective securities and management’s expectation with regard to these securities.

The Company’s restricted marketable securities consist of the following (in thousands):

December 31, 2013
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Certificates of deposit	$4,229	$2	$—	$4,231

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(4) Accounts Receivable, Net

Accounts receivable are reflected in the consolidated balance sheets net of contractual discounts and provision for uncollectibles. The Company periodically reassesses its accounts receivable, net by analyzing historical cash collection trends, changes in payor mix and accounts receivable aging reports. Actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for uncollectibles. Changes in these estimates are charged or credited to the consolidated statement of income and comprehensive income in the period of change. Material changes in estimate may result from unforeseen write-offs of patient or third-party accounts receivable, unsuccessful disputes with managed care payors, adverse macro-economic conditions which limit patients’ ability to meet their financial obligations for the care provided by our physicians, or broad changes to government regulations that adversely impact reimbursement rates for services provided by the Company. The Company recorded write-offs, net of recoveries, of $30.0 million and $31.1 million for the six months ended June 30, 2014 and 2013, respectively.

Accounts receivable, net consists of the following (in thousands):

	June 30,	December 31,
	2014	2013
Fee for service receivables	$133,147	$143,066
Provision for uncollectibles	(15,946)	(19,943)

Fee for service receivables, net	117,201	123,123
Contract receivables, net	10,225	6,499
Management fee and other receivables, net	3,695	919

Accounts receivable, net	$131,121	$130,541

(5) Other Current Assets

Other current assets consist of the following (in thousands):

	June 30,	December 31,
	2014	2013
Income taxes receivable	$16,459	$12,055
Prepaids	7,839	5,323
Receivables from third-party insurance policies	5,350	2,119
Other	6,837	4,158

Total other current assets	$36,485	$23,655

(6) Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	June 30,	December 31,
	2014	2013
Equipment, computer hardware and software	$34,400	$32,889
Furniture and fixtures	8,754	8,262
Leasehold improvements	8,228	8,158
Capitalized projects in progress	6,843	3,491

Total	58,225	52,800
Accumulated depreciation and amortization	(28,688)	(23,338)

Property and equipment, net	$29,537	$29,462

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(6) Property and Equipment, Net (continued)

The Company recorded depreciation and other amortization expense of $2.9 million and $2.4 million for the three months ended June 30, 2014 and 2013, respectively. The Company recorded depreciation and other amortization expense of $5.6 million and $4.7 million for the six months ended June 30, 2014 and 2013, respectively.

(7) Business Combinations

A significant portion of the Company’s growth during the past decade has come from acquisitions of regional provider groups and other smaller physician practices along with new contracts, all of which have in part been driven by industry consolidation trends.

During the six months ended June 30, 2014, the Company completed the acquisition of two physician group practices. In February 2014, the Company acquired all of the stock of a physician group practice that provides anesthesia and pain management services in Florida. In March 2014, the Company acquired certain assets of a physician group that provides anesthesia and pain management services in Florida as well.

These acquisitions have expanded the Company’s presence in the markets of the respective acquisitions. The results of operations of the acquired businesses have been included in the Company’s condensed consolidated financial statements beginning on the respective acquisition dates. These acquisitions added approximately $20.1 million of net revenue and $3.8 million of gross profit for the three months ended June 30, 2014 and approximately $32.1 million of net revenue and $5.7 million of gross profit for the six months ended June 30, 2014. Pro forma results of operations have not been presented because the effects of these acquisitions are not material to the Company’s consolidated results of operations either individually or in the aggregate.

The allocation of purchase price to the fair value of tangible and intangible assets and liabilities, as well as the estimated useful lives of the acquired assets, is provisional and remains preliminary as management continues to assess the valuation of these items and any ultimate purchase price adjustments based on the final assets and net working capital, as prescribed by the purchase agreements.

The Company recorded goodwill of approximately $36.7 million resulting from acquisitions (all of which is tax-deductible) as follows (in thousands):

Fair value of consideration transferred, net of cash acquired	$80,379
Net assets acquired:
Working capital	195
Other assets	714
Intangible assets	42,661
Other long-term liabilities	80

Total net assets acquired	43,650

Goodwill resulting from the acquisitions	$36,729

(8) Goodwill and Other Intangible Assets, Net

The changes in the carrying amounts of goodwill are as follows (in thousands):

Goodwill, December 31, 2013	$881,023
Acquisitions	36,729
Goodwill contribution to JV (Note 2)	(14,631)

Goodwill, June 30, 2014	$903,121

In conjunction with the commencement of operations of the JV, the Company contributed $9.3 million and $5.3 million of goodwill to the JV for the three months ended June 30, 2014 and March 31, 2014, respectively. (See Note 2)

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(8) Goodwill and Other Intangible Assets, Net (continued)

Goodwill is tested for impairment at a reporting unit level on at least an annual basis in accordance with the subsequent measurement provisions of the accounting guidance for goodwill. The Company used six reporting units to assess potential goodwill impairment in fiscal years 2013 and 2014. The testing for impairment is completed using a two-step test. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, a second step is performed to determine the amount of any impairment loss.

The Company uses income-based and market-based valuation approaches to determine the fair value of its reporting units. These approaches focus on discounted cash flows and market multiples based on the Company’s market capitalization to derive the fair value of a reporting unit. The Company also considers the economic outlook for the healthcare services industry and various other factors during the testing process, including hospital and physician contract changes, local market developments, changes in third-party payor payments, and other publicly available information. During 2014 and 2013, the Company completed its annual impairment test as of June 30, 2014 and determined that goodwill was not impaired.

Other intangible assets, net consist of the following (in thousands):

	June 30, 2014			December 31, 2013
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount
Definite-lived intangible assets:
Customer relationships with hospitals	$582,179	$(129,141)	$453,039	$549,537	$(115,197)	$434,340
Noncompete agreements	16,147	(13,705)	2,441	14,886	(13,287)	1,599

Total definite-lived intangible assets	598,326	(142,846)	455,480	564,423	(128,484)	435,939
Indefinite-lived intangible assets:
Corporate trade name	76,360	—	76,360	76,360	—	76,360

Total intangible assets	$674,686	$(142,846)	$531,840	$640,783	$(128,484)	$512,299

The Company contributed other intangible assets of $8.7 million to the JV during the six months ended June 30, 2014. Other intangible asset amortization expense for the three months ended June 30, 2014 and 2013 was $7.2 million and $6.5 million, respectively. The Company’s other intangible asset amortization expense for the six months ended June 30, 2014 and 2013 was $14.4 million and $13.0 million, respectively.

(9) Other Current Liabilities

Other current liabilities consist of the following (in thousands):

	June 30,	December 31,
	2014	2013
Refunds payable	$14,015	$12,055
Taxes payable	$3,463	$48
Other accrued expenses	14,502	10,916

Total other current liabilities	$31,980	$23,019

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(10) Accrued Professional Liabilities

The Company’s professional liability loss reserves included in other accrued liabilities and other non-current liabilities in the accompanying condensed consolidated balance sheets consisted of the following (in thousands):

	June 30,	December 31,
	2014	2013
Estimated losses under self-insured programs	$28,199	$27,915
Incurred but not reported losses	37,636	32,481

Total accrued professional liabilities	65,835	60,396
Less estimated payable within one year	13,609	11,895

Non-current accrued professional liabilities	$52,226	$48,501

The changes to the Company’s estimated losses under self-insured programs as of June 30, 2014 were as follows (in thousands):

Balance, December 31, 2013	$60,396
Provision related to current period reserves	6,969
Payments for current period reserves	(781)
Benefit related to changes in prior period reserves	(1,363)
Payments for prior period reserves	(5,059)
Other, net	5,673

Balance, June 30, 2014	$65,835

Other, net comprises liabilities assumed in connection with the Company’s acquisitions and changes in reserves associated with third-party insurance policies.

(11) Long-Term Debt

Long-term debt consists of the following (in thousands):

	June 30,	December 31,
	2014	2013
$815.9 million and $750.1 million, 2013 Term Loan, respectively, net of unamortized discount of $4.3 million and $4.3 million, respectively, payable in quarterly installments through June 29, 2018; interest at Interbank Offered Rate (“LIBOR”) with a floor of 1.00% plus 3.50% (rate of 4.5% at June 30, 2014)	$811,596	$745,808
$400.0 million 2013 Second Lien Term Loan, net of unamortized discount of $2.3 million and $2.5 million, respectively, payable at maturity, June 29, 2020; interest at LIBOR with a floor of 1.00%, plus 7.25% (rate of 8.25% at June 30, 2014)	397,675	397,484
Revolver, payable at maturity, June 29, 2017; interest at LIBOR or prime plus an applicable margin	—	—

Total	1,209,271	1,143,292
Less: Current portion	(8,270)	(8,270)

Long-term debt	$1,201,001	$1,135,022

As of June 30, 2014, the Company’s long-term debt consists of an $830.0 million first lien term loan (the “2013 Term Loan”), a $100.0 million revolving credit facility (the “Revolver”), and a $400.0 million second lien term loan (the “2013 Second Lien Term Loan”) (the “Credit Facilities”, collectively). On December 18, 2013, the Company entered into an amendment to its then outstanding 2012 loan. This 2013 Term Loan permitted the borrowing of new 2013 term loans, including an $85.0 million incremental first lien term loan and a $70.0 million incremental first lien delayed draw term loan with an interest rate of 0.25% per quarter on the aggregate principal amount. The incremental first lien delayed draw was drawn in January 2014. Net proceeds to the Company were $69.7 million.

On February 13, 2013, the Company entered into an amendment to its then outstanding 2012 term loan (“2013 Amendment”), which reduced the applicable margin rate, added an additional $75.0 million of debt to the 2012 Term Loan and incurred an exchange of debt among multiple lenders. The 2013 Amendment did not modify any other terms of the 2012 Term Loan and constituted a repricing transaction in respect to the 2012 Term Loan. The net proceeds of the 2013 Amendment of $672.0 million were used to refinance the existing 2012 Term Loan of $591.5 million and pay accrued interest. In addition, the Company paid a total of $9.7 million in fees in relation to the transaction. Net proceeds to the Company were $61.1 million.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(11) Long-Term Debt (continued)

The 2013 Amendment involved multiple lenders who were considered members of a loan syndicate. In determining whether the refinancing was to be accounted for as a debt extinguishment or modification, the Company considered whether the creditors remained the same or changed and whether the change in debt terms was substantial. The debt terms were considered substantially different if the present value of the cash flows of the term loans under the credit agreement, as amended, was at least 10% different from the present value of the remaining cash flows of the original term loans (the “10% Test”). The Company performed a separate 10% Test for each individual creditor participating in the loan syndicate. The loans of creditors who did not participate in the 2013 Amendment were accounted for as a debt extinguishment. When there was a change in principal balance for individual creditors, in applying the 10% Test, the Company used the cash flows related to the lowest common principal balance, or the Net Method. Under the Net Method, any principal in excess of a creditor’s reinvested principal balance was treated as a new, separate debt issuance, and any decrease in principal was treated as a partial extinguishment of debt.

For debt considered to be extinguished, the unamortized deferred financing costs and unamortized original issue discount associated with the extinguished debt were expensed. For debt considered to be modified, the unamortized deferred financing costs and unamortized original issue discount associated with the modified debt continue to be amortized, new creditor fees were capitalized and new third-party fees were expensed. For new creditors, new creditor fees and new third-party fees were capitalized. As a result, the Company recorded a loss on the extinguishment of debt in the accompanying condensed consolidated statement of income and comprehensive income of $4.4 million related to the 2013 Amendment during the six months ended June 30, 2013. Deferred financing costs of $7.1 million were recorded in other current assets and other assets, as well as a debt discount that reduced long-term debt in the accompanying condensed consolidated balance sheet, and are being amortized over the terms of the related debt.

The Credit Facilities bear interest at a rate equal to an applicable margin plus, either (1) a base rate determined by reference to the highest of (a) the prime lending rate of Credit Suisse AG, (b) the federal funds rate plus 1/2 of 1% and (c) a reserve adjusted Eurodollar rate determined by reference to the London interbank rate for deposits in dollars for a one month interest period plus 1.00% or (2) a reserve adjusted Eurodollar rate determined by reference to the London interbank rate for deposits in dollars for the applicable interest periods. The Credit Facilities annual base rate may never be lower than 2.00% and Eurodollar rate may never be lower than 1.00%.

The initial applicable margin for initial term loans under the 2013 Term Loan is 2.50% with respect to base rate loans and 3.50% with respect to Eurodollar rate loans. The initial applicable margin for revolving loans is 3.75% with respect to base rate loans and 4.75% with respect to Eurodollar rate loans, and it may be reduced subject to the Company attaining certain first lien leverage ratios. The applicable margin for term loans under the 2013 Term Loan is 6.25% with respect to base rate loans and 7.25% with respect to Eurodollar rate loans.

At June 30, 2014, the maximum available to the Company under the Revolver was $98.4 million, net of outstanding letters of credit with an aggregate face amount of $1.6 million. No amounts were drawn on the Revolver as of June 30, 2014 and December 31, 2013.

The Credit Facilities and the Revolver are collateralized by all the assets and equity of the Company’s subsidiaries, excluding its captive insurance subsidiary and certain other subsidiaries as defined in the credit agreements. The Company is subject to certain covenants and restrictions under the Credit Facilities. On July 16, 2014, all outstanding debt was paid off in conjunction with the Company’s merger with AmSurg Corp. (See Note 20, Subsequent Events, for further information.)

(12) Retirement Plans

The Company maintains qualified contributory savings plans (the “Plans”) as allowed under Section 401(k) of the Internal Revenue Code. In addition, in connection with certain acquisitions, the Company continues to maintain defined contribution savings plans allowed under Section 401(k) and/or Section 401(a). The Plans permit participant contributions and allow elective Company contributions or required Company contributions subject to the limits defined by each of the Plans. In connection with the Plans, the Company recorded expenses of approximately $3.6 million and $3.2 million for the three months ended June 30, 2014 and 2013, respectively, and approximately $6.6 million and $6.2 million for the six months ended June 30, 2014 and 2013. The expenses were recorded in practice personnel expenses and general administrative expenses in the accompanying condensed consolidated statements of income and comprehensive income.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(13) Fair Value Measurements

Financial assets and liabilities are categorized based on the inputs to the valuation technique into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The use of observable market data is required when available in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest-level input that is significant to the fair value measurement.

Recurring Fair Value Measurements

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis (in thousands):

December 31, 2013
Fair Value Measurements
	Quoted Prices in	Significant
	Active Markets for	Other	Unobservable
	Identical Assets	Observable	Inputs
Description	(Level 1)	Inputs (Level 2)	(Level 3)
Assets:
Certificates of deposit	$—	$4,231	$—

In addition to the preceding disclosures ASC 825 “Financial Instruments” requires the disclosure of the estimated fair value of financial instruments. The carrying amounts of cash and cash equivalents, restricted cash, restricted marketable securities, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturities of the respective instruments. The carrying value of the variable rate long-term debt is estimated based on current market interest rates for debt with similar maturities (Level 2) and approximates fair value at June 30, 2014 and December 31, 2013, since the related interest rates approximate current market rates available for similar debt instruments.

Non-Recurring Fair Value Measurements

The Company follows the provisions of ASC 820-10-05 for its nonfinancial assets and liabilities that are not permitted or required to be measured at fair value on a recurring basis. The Company’s nonfinancial assets and liabilities that are not permitted or required to be measured at fair value on a recurring basis typically relate to long-lived assets held and used, goodwill and the investment in joint ventures. The Company is required to provide additional disclosures about fair value measurements as part of its financial statements for each major category of assets and liabilities measured at fair value on a nonrecurring basis. During the six months ended June 30, 2014, the Company recognized a loss of $1.8 million in order to recognize the fair value of its investment in the JV at June 30, 2014 (See Note 2). At June 30, 2014 and December 31, 2013, there were no other fair value adjustments or fair value measurements that were required for nonfinancial assets or liabilities.

Fair Valuation Methods

Certificates of deposit – These securities are valued using industry-standard models that consider various assumptions, including time to maturity, applicable market volatility factors, and current market and selling prices for the underlying debt instruments that are traded on the open market, even if not highly liquid. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data and are supported by observable levels at which transactions are executed in the marketplace.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(14) Concentration of Risk

Major Customers

A significant portion of the Company’s net revenue is derived from delivering hospital-based physician services at multiple hospitals that have common ownership. For the three and six months ended June 30, 2014 and 2013, no hospital system comprised 10% or more of the Company’s net revenue.

(15) Commitments and Contingencies

Self-Insurance

Due to the nature of its business, the Company becomes involved as a defendant in medical malpractice lawsuits, some of which are currently ongoing, and is subject to the attendant risk of substantial damage awards. Since January 2003, the Company has generally maintained a claims-made insurance arrangement with a third-party insurer. The insurance arrangements with the third party are reinsured through the Company’s wholly owned captive insurance company, Marblehead Surety & Reinsurance Company, Ltd. (“Marblehead”) either directly between the insurer and Marblehead or between the Company and Marblehead as part of its self-insured retention. This exposure is collateralized by assets held in trust to the benefit of the Company’s third-party insurers.

In addition, the Company continues to purchase professional liability insurance on a claims-made basis from third party insurers on certain acquired practices and for a limited number of other physicians that practice in states or hospitals with malpractice coverage requirements different than those provided through its arrangement with Marblehead.

The liabilities for self-insurance in the accompanying consolidated balance sheets include estimates of the ultimate costs related to both reported claims on an individual and aggregate basis and unreported claims. The estimates are based on the Company’s historical experience, the advice of outside legal counsel and actuarial analysis.

There can be no assurance that an existing or future claim or claims will not exceed the limits of available insurance coverage or that any insurer will remain solvent and able to meet its obligations to provide coverage for any such claims. A judgment against the Company in excess of such coverage could have a material adverse effect on the consolidated financial position, operations and comprehensive income or cash flows of the Company.

Litigation

During the normal course of its business, the Company is a party to pending and threatened legal actions and proceedings. The majority of these matters involve claims of medical malpractice. These lawsuits are not expected to result in settlements or judgments that exceed the Company’s insurance coverage and its reserves for uninsured claims, litigation and assessments. Therefore, management believes, based on the advice of legal counsel, that the ultimate resolution of such matters will not have a material adverse impact on the consolidated financial position, results of operations and comprehensive income, or cash flows of the Company.

Government Regulation

A significant portion of the Company’s net revenue is derived from payments made by government health care programs, principally Medicare and Medicaid. These government programs, as well as private insurers, have taken and may continue to take, steps, including a movement towards managed care, to control the cost, eligibility for, use and delivery of health care services as a result of budgetary constraints and cost containment pressures. These third-party payors may also attempt to control costs using other measures, including bundling payments for multiple services and denying or reducing reimbursement for certain services and treatments. As a result, payments from government programs or private payors may decrease significantly. The Company’s business may be materially affected by limitations of or reductions in reimbursement amounts or rates or elimination of coverage for certain individuals or treatments.

Moreover, because government programs generally provide for reimbursement based on a fee schedule rather than on the providers’ charges, the Company generally cannot increase its revenue from these programs by increasing the amount the Company charges for these services. In addition, funds the Company receives from third-party payors are subject to audit with respect to the proper billing for physician and ancillary services, and accordingly, the Company’s revenue from these programs may be adjusted retroactively.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(15) Commitments and Contingencies (continued)

Government Regulation (continued)

Any retroactive adjustments to the Company’s reimbursement amounts could have a material effect on its consolidated financial condition, results of operations and comprehensive income, as well as cash flows.

The healthcare industry is governed by a framework of federal and state laws, rules, and regulations that are extensive and complex and for which, in many cases, the industry has the benefit of only limited judicial and regulatory interpretation. Medicare and Medicaid fraud and abuse laws prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. If the Company is found to have violated these laws, rules, or regulations, the Company’s business, and consolidated financial position, results of operations and comprehensive income, and cash flows could be materially adversely affected.

Moreover, the federal healthcare reform legislation signed into law in 2010 contains numerous provisions that may reshape the United States healthcare delivery system, and healthcare reform efforts continue to attract significant legislative interest, legal challenges and public attention that create uncertainty and the potential for additional changes. Healthcare reform implementation, additional legislation or other changes in government regulation may affect the Company’s reimbursement, restrict the Company’s existing operations, limit the expansion of the Company’s business or impose additional compliance requirements and costs, any of which could have a material adverse effect on the Company’s business, financial position, results of operations and comprehensive income, and cash flows.

Management has implemented policies and procedures that management believes will ensure that the Company is in substantial compliance with these laws and regulations but there can be no assurance the Company will not be found to have violated certain of these laws and regulations.

In addition, Medicare reimbursement rates could be reduced due to updates made on an annual basis based on statutory formulas. Presently, Medicare pays for all physician services based upon a national fee schedule, which contains a list of uniform rates. The payment rates under the fee schedule are determined based on national uniform relative value units for the services provided, a geographic adjustment factor, and a conversion factor. The fee schedule is adjusted annually based on a complex formula that is linked in part to the use of services by Medicare beneficiaries and the growth in gross domestic product. Since 2002, this formula has resulted in negative payment updates under the fee schedule that have grown increasingly larger, and Congress has repeatedly intervened with interim legislation to prevent scheduled payment reductions. For 2014, the Centers for Medicare & Medicaid Services (“CMS”), the agency responsible for administering the Medicare program, projected a rate reduction of 20.1% from 2013 levels and earlier estimates had projected a 24.4% reduction. A series of laws was enacted that delayed the scheduled reduction in physician payments and provided for a 0.5% increase through December 31, 2014, and a zero percent update from 2014 payment amounts to the 2015 Physician Fee Schedule through June 30, 2015. If Congress fails to intervene to prevent the negative update factor in the future through either another temporary measure or a permanent revision to the statutory formula, the resulting decrease in payment may adversely impact physician revenues, as well as our revenues.

In addition, the Budget Control Act of 2011, as amended by the American Taxpayer Relief Act of 2012, imposed across-the-board cuts (“sequestrations”) to mandatory and discretionary spending, which included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013. The Bipartisan Budget Act of 2013, which was signed into law in December 2013, extended these annual reductions of 2% for an additional two years, through 2023. Any reductions in Medicare reimbursement rates may not only have a detrimental impact on the Company’s reimbursement rates for Medicare patients, but also for other patients covered by certain Medicaid and commercial payors that base their rates on a percentage of Medicare rates. Accordingly, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs could have a material adverse effect on the Company’s consolidated financial condition, results of operations and comprehensive income, and cash flows.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(16) Related Parties

For the three months ended June 30, 2014 and 2013, the Company paid Hellman & Friedman Capital Partners, VI, L.P. (“H&F”), a party related to a member of the Company, $0 and $36,000, respectively, for reimbursement of expenses. For the six months ended June 30, 2014 and 2013, the Company paid Hellman & Friedman Capital Partners, VI, L.P. (“H&F”), a party related to a member of the Company, $21,000 and $60,000, respectively, for reimbursement of expenses. Additionally, during the six months ended as of June 30, 2014 and 2013, the Company paid $1.1 million and $0.9 million, respectively, to two companies affiliated with H&F for payroll-related and billing-related services. As of June 30, 2014, amounts due to these companies were $0.6 million. At December 31, 2013 amounts due to the companies were immaterial.

All related party transactions are at arm’s length and are conducted under normal market terms and conditions.

(17) Members’ Equity

The Company is a limited partnership, and the equity interests of the partners are designated in units. The Class A Units of the Company were issued to investment fund affiliates of Hellman & Friedman LLC and certain key executives at a price of $1,000 per unit, for a total price of approximately $410.9 million. In 2013, Class A-1 Units valued at $10.0 million were issued as a portion of the consideration paid for an acquisition.

Certain key executives of the Company have unit incentive award agreements. The Company has awarded Class B-1, B-2 and B-3 Units (collectively referred to as the “Class B Units”), Class C Units and Class D and D-1 Units (collectively, the “Class D Units”) with varying restrictions and performance criteria.

The Company recognizes compensation expense related to its units on a straight-line basis over the corresponding vesting periods or implied service periods, as applicable. The Company recognized equity based compensation of $1.3 million and $0.9 million for the three months ended June 30, 2014 and 2013, respectively, and $2.6 million and $1.7 million for the six months ended June 30, 2014 and 2013, respectively.

The Company issued 8,600 and 12,000 of class D units during the six months ended June 30, 2014 and June 30, 2013, respectively. No units were issued during the three months ended June 30, 2014, and 12,000 units were issued during the three months ended June 30, 2013.

(18) Net Revenue

Net revenue consists of fee for service revenue, contract revenue, management fees and other revenue. The Company’s net revenue is derived principally from the provision of physician services to patients of the healthcare facilities the Company serves.

Adjudicated fee-for-service revenue represents our net revenue for which we have a significant level of contract and other rate information available electronically that we can rely on for estimating our contractual discounts. Non-adjudicated fee-for-service revenue represents revenue for which we generally base our contractual discounts on actual and historical cash collections, adjusted for agreed-upon contracted payor rate increases.

The Company also earns contract revenue directly from its hospital customers through a variety of payment arrangements that are established when payments from third-party payors are inadequate to support the costs of the contract.

The Company derives management fees pursuant to contractual agreements with certain of its physician practices, which require the practices to pay the Company management fees that are based on a flat fee or a percentage of net fee for service revenue, depending on the nature of services provided. The Company also earns other revenue for services performed that are ancillary to its primary operations.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(18) Net Revenue (continued)

Net revenue consists of the following (dollars in thousands):

	Three months ended June 30,				Six months ended June 30,
	2014		2013		2014		2013
Medicare	$30,387	11.4%	31,088	13.7%	61,393	11.9%	63,844	14.4%
Medicaid	14,364	5.4%	15,176	6.7%	28,167	5.4%	29,757	6.7%
Commercial and managed care	148,805	55.9%	140,854	62.2%	290,217	56.1%	271,636	61.3%
Self-pay	14,939	5.6%	16,215	7.2%	30,016	5.8%	31,487	7.1%

Net adjudicated fee for service revenue	208,495	78.3%	203,333	89.8%	409,793	79.2%	396,724	89.5%
Net non-adjudicated fee for service revenue	42,783	16.1%	14,368	6.3%	79,755	15.4%	29,519	6.7%

Net fee for service revenue	251,278	94.4%	217,701	96.1%	489,548	94.7%	426,243	96.2%
Contract revenue	21,956	8.2%	18,891	8.3%	43,532	8.4%	37,297	8.4%
Management fee and other revenue	5,600	2.1%	3,445	1.5%	9,212	1.8%	6,123	1.4%

Revenue, net of contractual discounts	27,556	10.3%	22,336	9.9%	52,744	10.2%	43,420	9.8%
Provision for uncollectibles	(12,556)	(4.7%)	(13,562)	(6.0%)	(25,192)	(4.9%)	(26,512)	(6.0%)

Net revenue	$266,278	100.0%	$226,475	100.0%	$517,100	100.0%	$443,151	100.0%

(19) Segment Reporting

The Physician Services segment represents an aggregation of anesthesia, children’s services, radiology and emergency medicine services, providing healthcare services to hospitals and ambulatory surgical facilities on a fee for service or contract basis. These operating segments were aggregated into one reportable segment due to their similar economic characteristics, products, production methods and distribution methods.

The Other Services segment is an aggregation of other services provided in an office-based setting such as gynecology, obstetrics and perinatology, as well as ambulatory service centers, physician recruiting services and other operations that service the business as well as third parties. The services within this operating segment are deemed to be significantly different than those provided within Physician Services and do not meet the aggregation criteria prescribed by the segment reporting guidance nor do they meet the quantitative thresholds that would require a separate presentation. Accordingly, it is presented in the “all other” category.

Segment amounts disclosed are prior to any elimination entries made in consolidation, except in the case of net revenue, where intercompany charges have been eliminated. Assets, capital expenditures and certain expenses are not allocated to the segments. Unallocated expenses include general and administrative expenses, net interest expense, depreciation and amortization, income taxes and non-controlling interests. The Company evaluates segment performance based on profit and loss before the aforementioned expenses.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013 (unaudited)

(19) Segment Reporting (continued)

The following table presents financial information for each reportable segment (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net revenue:
Physician Services	$250,683	$209,424	$486,698	$409,585
Other services	15,595	17,051	30,402	33,566

Total net revenue	$266,278	$226,475	$517,100	$443,151

Income from operations:
Physician Services	$63,725	$49,746	$115,718	$90,644
Other services	925	2,620	2,955	4,914
General and administrative	(27,335)	(15,906)	(49,696)	(31,348)
Depreciation and amortization	(10,115)	(8,951)	(20,004)	(17,694)

Total income from operations	$27,200	$27,509	$48,973	$46,516

Reconciliation of income from operations to net income:
Income from operations	$27,200	$27,509	$48,973	$46,516
Interest expense, net	19,291	11,742	38,308	23,748
Loss on extinguishment of debt	—	—	—	4,390
Other (income) expense, net	(54)	1	(42)	1
Provision for income taxes	3,666	8,283	4,804	9,655
Net income from unconsolidated joint ventures	(2,117)	—	(1,685)	—

Net income	$6,414	$7,483	$7,588	$8,722

(20) Subsequent Events

On May 29, 2014, the Company along with Sunbeam GP LLC, a Delaware limited liability company and the general partner of the Company, (the “General Partner”), as well as Sunbeam GP Holdings, LLC, a Delaware limited liability company and the sole holder of membership interests in the General Partner, Sunbeam Primary Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Sunbeam Primary”), and HFCP VI Security holders’ Rep LLC, a Delaware limited liability company, entered into a definitive purchase agreement plan of merger (the “Merger Agreement”) with AmSurg Corp., a Tennessee corporation (“AmSurg”), Arizona Merger Corporation, a Delaware corporation and direct wholly owned subsidiary of AmSurg (“Merger Sub”), and Arizona II Merger Corporation, a Delaware corporation and direct wholly owned subsidiary of AmSurg (“Merger Sub II”), pursuant to which (i) AmSurg would purchase 100% of the issued and outstanding membership interests of the General Partner and (ii) the Company would merge with and into Sunbeam Primary, with Sunbeam Primary surviving such merger (“Merger 1”), and immediately following Merger 1, Merger Sub would merge with and into Sunbeam Primary, with Sunbeam Primary surviving such merger as a wholly owned subsidiary of AmSurg (“Merger 2”).

On July 16, 2014, the transaction closed and the aggregate merger consideration paid was $2.35 billion, of which approximately $2.1 billion was paid in cash and the remainder in AmSurg’s common stock. In addition, the Company’s total outstanding debt was paid off including accrued interest up to the date of the transaction as well as a penalty due to the early payment of $8.0 million. As a result, the corresponding deferred financing costs of $19.3 million recorded in current and non-current assets, as well as the debt discount of $6.7 million recorded in long-term debt, in the accompanying condensed consolidated balance sheet, were expensed in July 2014.

The condensed consolidated financial statements reflect the Company’s evaluation of subsequent events through September 2, 2014, the date the financial statements were available to be issued.